EXHIBIT 99.1

[inTEST News Release Letterhead]

FOR IMMEDIATE RELEASE

inTEST REPORTS 2012 FIRST QUARTER FINANCIAL RESULTS
First Quarter Bookings of $12.9 Million Increased 60 Percent Sequentially;
Better than Expected Results Fueled by Continued Recovery of Semiconductor Business,
Driven by Increasing Demand for Mobility Products

MOUNT LAUREL, NJ, May 2, 2012 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the first quarter ended March 31, 2012.

2011 Third Quarter Highlights:

  First quarter 2012 bookings were $12.9 million, as compared with fourth quarter 2011 bookings of $8.1 million, and first quarter 2011 bookings of $13.1 million; 13% of first quarter 2012 bookings derived from non-semiconductor test.
  First quarter 2012 net revenues were $10.7 million, as compared with fourth quarter 2011 net revenues of $10.1 million and first quarter 2011 net revenues of $11.7 million; 22% of first quarter 2012 net revenues derived from non-semiconductor test.
  First quarter 2012 gross margin was $4.6 million, or 43%, as compared with fourth quarter 2011 gross margin of $4.9 million, or 48%, and first quarter 2011 gross margin of $5.1 million, or 44%.
  First quarter 2012 net loss was $43,000, or $0.00 per diluted share. This compares with fourth quarter 2011 net earnings of $769,000, or $0.08 per diluted share, and first quarter 2011 net earnings of $1.3 million, or $0.12 per diluted share. First quarter 2012 results reflect the effect of approximately $696,000 in non-recurring costs related to the acquisition of Thermonics, Inc. on January 16, 2012; these costs include restructuring costs of $359,000 (related to facility closure costs) and acquisition related expenses of $337,000.
  First quarter 2012 cash and cash equivalents of $10.1 million declined by $3.9 million as compared with the fourth quarter of 2011, primarily attributable to the closing of the acquisition of Thermonics. The purchase price for the assets was approximately $3.8 million in cash.

Robert E. Matthiessen, president and chief executive officer, commented, "We continued to execute on our strategic vision. Our better than expected results for the first quarter of 2012 demonstrate our focus and commitment to a differentiated product strategy, and were fueled by a continued recovery of inTEST's semiconductor business, driven by the increasing demand for mobility products. Revenue for the quarter of $10.7 million increased 6% sequentially over the 2011 fourth quarter and exceeded guidance by 2%. In addition, our essentially breakeven net income exceeded our expectations.

"Our guidance for the first quarter reflected the turbulent macro-economic environment and resulting softness in semiconductor-related bookings that inTEST had experienced in the second half of 2011, as well as costs related to the closing of the Thermonics acquisition. At the time, however, we had also noted that we were fairly confident that as we approached the end of the first quarter, we were through the trough in the semiconductor business and that our bookings were recovering; and further, we expected a continuation of that trend - which we have seen. To date, our order flow has returned to more robust levels. First quarter bookings of $12.9 million substantially increased by 60% quarter-over-quarter, reflecting the commitment on the part of our customers to increase their overall test capacity."

Acquisition of Thermonics, Inc.
"The addition of Thermonics further enhances inTEST's presence in the ATE industry while, at the same time, providing additional leverage into growth industries outside of the semiconductor industry," Mr. Matthiessen noted. "The acquisition is fully integrated and is expected to be accretive to operations beginning in the second quarter of 2012. As inTEST Corporation evolves from its origins as an ATE company with a primary focus on semiconductors to a broad-based industrial test company, it is expected that non-semiconductor related products will play an even greater role in our growth strategy and success."

Second Quarter 2012 Financial Outlook:
The Company expects that net revenue for the second quarter ended June 30, 2012 will be in the range of $13.5 to $14.5 million and that net earnings will be in the range of $0.12 to $0.15 per diluted share. The Company also noted that it expects cash to resume increasing sequentially in the second quarter of 2012.

The Company's outlook is based on its current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

"Our guidance for the second quarter reflects the continued improvement that we have experienced in our traditional semiconductor market and those new markets addressed by inTEST Thermal Solutions," added Mr. Matthiessen. "Over the last few years we have been transforming inTEST through the strategic diversification of our Thermal Products segment, and we now address growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, telecommunications and most recently the nuclear market."

Mr. Matthiessen concluded, "Looking forward, the recovery of our semiconductor customers, driven by the increasing demand for mobility products, along with the continued expansion of our non-semiconductor businesses, give us confidence in the long-term growth prospects for inTEST Corporation. We enter 2012 with a diversified product portfolio, and we are well positioned to meet the needs of our customers who continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products."

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's first quarter 2012 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on May 2, 2012 is (480) 629-9856. The Passcode for the conference call is 4532944. Please reference inTEST 2012 Q1 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2012 Q1 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace and telecommunications industries. Specific products include temperature management systems, positioner and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended
	3/31/2012	3/31/2011	12/31/2011
Net revenues	$10,731	$11,704	$10,081
Gross margin	4,596	5,093	4,869
Operating expenses:
Selling expense	1,406	1,385	1,275
Engineering and product development expense	924	813	796
General and administrative expense	1,991	1,634	1,619
Restructuring and other charges	359	-	-
Operating income (loss)	(84)	1,261	1,179
Other income	13	56	10
Earnings (loss) before income tax expense (benefit)	(71)	1,317	1,189
Income tax expense (benefit)	(28)	60	420
Net earnings (loss)	(43)	1,257	769

Net earnings (loss) per share - basic	$0.00	$0.13	$0.08
Weighted average shares outstanding - basic	10,205	10,068	10,192

Net earnings (loss) per share - diluted	$0.00	$0.12	$0.08
Weighted average shares outstanding - diluted	10,205	10,267	10,281

Condensed Consolidated Balance Sheets Data:
	As of:
	3/31/2012	12/31/2011
Cash and cash equivalents	$10,101	$13,957
Trade accounts receivable, net	7,942	6,189
Inventories	4,740	3,896
Total current assets	23,558	24,797
Net property and equipment	1,236	1,134
Total assets	31,820	31,237
Accounts payable	1,941	1,031
Accrued expenses	3,639	3,960
Total current liabilities	5,590	5,038
Noncurrent liabilities	-	-
Total stockholders' equity	26,230	26,199

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